Exhibit 10.1

General Motors Company
2014 Long Term Incentive Plan
Award Document for February 2017 Grant

Private and Confidential
[Name]
This letter describes the details under which you are being granted an Award of Performance Share Units (“PSUs”) under the General Motors Company 2014 Long Term Incentive Plan (as amended from time to time, the “Plan”).
A copy of the Plan can be found on the Solium Shareworks site. Capitalized terms used in this Award Document have the meanings given in the Plan unless noted otherwise.
The full terms of your Award are set out in this Award Document, the Plan and any policy adopted by the Committee in respect of the Plan and Awards thereunder that is applicable to this Award. In the event of any conflict between this Award Document and the Plan, the terms of this Award Document shall prevail.
Terms of this Award

Issuer	General Motors Company, a Delaware corporation
Number of Target Units	Your number of “Target Units” is [●] PSUs
Grant Date	February 14, 2017
Performance Period	January 1, 2017 through December 31, 2019
Performance Conditions	See the Performance Conditions set forth on Exhibit A of this Award Document
Settlement Conditions and Settlement Date(s)
Subject to the achievement of the Performance Conditions, earned awards will vest and settle on the “Settlement Date,” which shall be a date in 2020 selected by the Committee for the settlement of your Award.
For purposes of calculating the pro rata portion of the Award as may be required under the terms of the Plan, the time period for such proration will be deemed to have commenced on the first day of the Performance Period.
Except as otherwise provided in the Plan and this Award Document, any portion of the PSUs not vested and settled prior to a Termination of Service shall be forfeited.

Form of Settlement
Your Award will be settled in shares of common stock of the Company (“Shares”) to the extent such Shares are earned pursuant to Exhibit A. Each earned PSU will be settled for one Share.
Earned PSUs shall convey the right to receive dividend equivalents on the Shares underlying the PSU Award with respect to any dividends declared during the period from Grant Date to Settlement Date. Accumulated dividend equivalents shall vest and be paid in cash on the Settlement Date, subject to the satisfaction of the performance, vesting and other conditions of the underlying PSU Award. No dividend equivalents shall be provided with respect to any Shares subject to PSUs that are not earned or do not vest or settle pursuant to their terms.
Notwithstanding the forgoing and the terms of the Plan, the Company reserves the right to further modify the form of settlement of your Award. For example, if your work location at the time of any Settlement Date noted above is in China, India, Russia, Uzbekistan, or South Africa, (i) your PSUs will only be settled by a cash payment to you equal to the Fair Market Value of the settled Shares (subject to applicable withholding) and (ii) your PSUs will not be settled by the issue of any Shares unless your work location changes to a jurisdiction that permits settlement in Shares.
As required by law, the Company will withhold any applicable federal, state, local or foreign tax. You are responsible for any taxes due upon vesting and/or settlement.

Conditions Precedent
Pursuant and subject to Section 11 of the Plan, as a condition precedent to the vesting and/or settlement of any portion of your Award, you shall:
•    Refrain from engaging in any activity which will cause damage to the Company or is in any manner inimical or in any way contrary to the best interests of the Company, as determined pursuant to the Plan; and
•    Furnish to the Company such information with respect to the satisfaction of the foregoing as the Committee may reasonably request.

In addition, the Committee may require you to enter into such agreements as the Committee considers appropriate.

Your failure to satisfy any of the foregoing conditions precedent will result in the immediate cancellation of the unvested portion of your Award and any vested portion of your Award that has not yet been settled, and you will not be entitled to receive any consideration with respect to such cancellation.

Restrictive Covenants
In exchange for the PSUs described in this Award Document, except to the extent this provision is expressly unenforceable or unlawful under applicable law, you agree to the following restrictive covenants (“Restrictive Covenants”) that apply during your employment with the Company and its Subsidiaries, and for the 12-month period commencing on your Termination of Service, including a Full Career Status Termination:

•    You will not directly or indirectly engage in or perform any engineering, purchasing, design, marketing, manufacturing or any other tasks or functions or provide services in any other capacity (e.g., as an employee, a board member, a manager or a consultant) for any motor vehicle manufacturer (including its parent, subsidiaries, and other affiliates) that competes with the Company or its Subsidiaries;
•    You will not directly or indirectly, knowingly induce any employee of the Company or any Subsidiary to leave their employment for participation, directly or indirectly, with any existing or future business venture associated with you; and
•    You will not directly or indirectly solicit any client, customer, or supplier of, or provider to the Company or its Subsidiaries who was a client, customer, supplier or provider for which you provided services or supervised services during the 12-month period immediately prior to your Termination of Service.

You may seek permission from the Company to take action that would otherwise violate one or more aspects of these Restrictive Covenants, including a request to work in a direct or indirect capacity for any motor vehicle manufacturer that competes with the Company, but the Company may deny such request in its unfettered discretion and otherwise enforce the provisions of the Restrictive Covenants.

If you violate any of the Restrictive Covenants during its effective period without the Company’s consent, your entire Award, whether unvested or earned and vested but unsettled, will immediately be cancelled. In addition, you agree to repay to the Company the value of all PSUs that were delivered pursuant to this Award Document during the period commencing on the date that is 12 months prior to your Termination of Service and ending on the date that is 12 months following your Termination of Service. To the extent permitted under applicable law, the Company may also take action at equity or in law to enforce the provisions of the applicable Restrictive Covenants. Following application of this provision of the Award Document, you will continue to be bound by the obligations, promises and other agreements contained in the Plan and the Award Document.

Other Terms and Conditions of the Award
Refer to the Plan for additional terms and conditions applicable to your Award, including but not limited to, those relating to:
•    Effect of your Termination of Service on your Award, including upon Death, Disability, achievement of Full Career Status and other Termination of Service scenarios;
•    Your Award being subject to any clawback or recoupment policies of the Company as may be in effect from time to time;
•    The impact of a Change in Control or other specified corporate event on your Award; and
•    Jurisdiction and governing law

Additional Acknowledgements

The following additional terms apply to your Award, your participation in the Plan and the grant of PSUs (and issuance of any Shares) to you. By accepting the Award you irrevocably agree and acknowledge in favor of the Company (on its own behalf and as an agent for the Subsidiaries) that:

a)
To enable the Company to issue you this Award, and administer the Plan and any Award, you consent to the holding and processing of personal information provided by you to the Company or any Subsidiary, trustee or third party service provider, for all purposes relating to the operation of the Plan in accordance with Section 20 of the Plan.

b)
You will not have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, consultants, advisors, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a single, voluntary grant and does not constitute a promise, a contractual right or other right to receive future grants. The Committee maintains the right to make available future grants under the Plan.

c)
The grant of this Award does not give you the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. The Company or the applicable Subsidiary may at any time dismiss you, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any other agreement binding you and the Company or the applicable Subsidiary. Your receipt of this Award under the Plan is not intended to confer any rights on you except as set forth in this Award Document or in the Plan.

d)
Unless otherwise required by law, this Award under, and your participation in, the Plan does not form part of your remuneration for the purposes of determining payments in lieu of notice of termination of your employment of office, severance payments, leave entitlements, or any other compensation payable to you and no Award, payment, or other right or benefit, under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit-sharing, group insurance, welfare or benefit plan of the Company or any of the Subsidiaries.

e)
This Award includes Restrictive Covenants and conditions precedent that apply during and following your termination of employment, and the PSUs described in this Award constitute good and valuable consideration provided in exchange for those Restrictive Covenants.

f)
The Company and the Subsidiaries, their respective affiliates, officers and employees make no representation concerning the financial benefit or taxation consequences of any Award or participation in the Plan and you are strongly advised to seek your own professional legal and taxation advice concerning the impact of the Plan and your Award.

g)	The future value of the underlying Shares is unknown and cannot be predicted with certainty and the Shares may increase or decrease in value.

h)
You will have no claim or entitlement to compensation or damages arising from the forfeiture of the PSUs, the termination of the Plan, or the diminution in value of the PSUs or Shares, including without limitation, as a result of the termination of your employment by the Company or any Subsidiary for any reason whatsoever and whether or not in breach of contract. You irrevocably release the Company, its Subsidiaries, Affiliates, the Plan Administrator and their affiliates from any such claim that may arise.

i)	The Company has adopted a stock ownership requirement policy and if your position is covered, you shall be subject to and comply with this policy as may be in effect from time to time.

j)
If any term of this Award is determined to be unenforceable as written by a court of competent jurisdiction, you acknowledge and agree that such term shall be adjusted to the extent determined by the court to achieve the intent of the Company in imposing such term and if the court determines that such term cannot be reformed to achieve the intent of the Company, then the elimination of the pertinent provisions of that term shall not otherwise impact the enforceability of the other terms of this Award.

k)
This Plan and this Award are governed by the laws of the State of Delaware, without regard to the conflicts of law provisions thereof, and any cause or claim arising with respect to this Award or the subject matter contained in this Award Document will be exclusively resolved in the Courts of Delaware. The Company will make reasonable efforts so that the Award complies with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Award Document, the PSUs shall not be settled if the settlement thereof would result in a violation of any such law.

l)
Nothing in this Award Document will be construed as requiring a forfeiture or otherwise prohibiting you from fully and truthfully cooperating with any investigation or engaging in any other conduct protected by U.S. law.

m)
You have read this Award Document and the Plan carefully and understand their terms, including but not limited to the Restrictive Covenants herein. By indicating your acceptance of these terms, you are expressly accepting the terms and conditions of the Award, and the Company may rely on your acceptance.

Acceptance of Offer

To accept this offer you will need to follow the link at the bottom of this page. Your electronic acceptance confirms the following:

I confirm that I have been given a copy of this Award Document and access to the Plan, and that having read both documents I irrevocably agree to:

a)	Accept the number of target PSUs (and any Shares) that are issued by the Company to me in accordance with the terms of the Plan and this Award Document; and

b)	Be bound by and abide by the terms of this Award Document and the Plan.
If you do not accept this Award by x, this offer will lapse and be incapable of acceptance (unless otherwise agreed to by the Company).
If you have any questions concerning this offer or the Plan, please contact x.

EXHIBIT A

I. Performance Measures

The number of Shares that will be delivered will range between 0 - 200% of your number of Target Units and will be determined based on two performance measures – Relative ROIC-Adjusted and Relative TSR. For each measure, GM’s ROIC-Adjusted performance and GM’s TSR performance will be measured relative to the performance of the companies in the “OEM Peer Group.” Each performance measure is assessed independently, so it is possible to receive a payout for one performance measure and not the other.

The OEM Peer Group means the Original Equipment Manufacturers (other than GM) in the Dow Jones Automobiles and Parts Titans 30 Index on the Grant Date. Note: The Company reserves the right to adjust the companies listed in the OEM Peer Group due to the following events: mergers, acquisitions, consolidations, divestitures or insolvencies.

Relative ROIC-Adjusted: Two-thirds of the Target Units eligible to be earned will be determined based on Relative ROIC- Adjusted as follows:

•	First, the 3-Year Average ROIC-Adjusted for each company is determined.

•	Second, the results for each company in the OEM Peer Group are ranked by percentile independent of GM’s results.

•	Third, GM’s 3-Year Average ROIC-Adjusted result is placed on the percentile continuum between the peer company directly above us and below us to determine our performance.

•	Fourth, the percentage of Target Units earned is determined based on the following performance goals:

GM’s 3-Year Average ROIC-Adjusted Result Versus OEM Peer Group
	Below Threshold	Threshold	Target	Maximum
	Below 35th Percentile	35th Percentile	60th Percentile	100th Percentile
Percentage of Target Units Eligible to be Earned	0%	50%	100%	200%
Note: Percentage of Target Units eligible to be earned are interpolated for percentiles not shown between threshold and maximum.

Relative TSR: One-third of the Target Units eligible to be earned will be determined based on Relative TSR as follows:

•	First, the TSR for each company is determined.

•	Second, the results for each company in the OEM Peer Group are ranked by percentile independent of GM’s results.

•	Third, GM’s TSR result is placed on the percentile continuum between the peer company directly above us and below us to determine our performance.

•	Fourth, the percentage of Target Units earned is determined based on the following performance goals:

GM’s TSR Result Versus OEM Peer Group
	Below Threshold	Threshold	Target	Maximum
	Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile
Percentage of Target Units Eligible to be Earned	0%	50%	100%	200%
Note: Percentage of Target Units eligible to be earned are interpolated for percentiles not shown between threshold and maximum.

EXHIBIT A

II. Definitions

For purposes of the PSUs:
3-Year Average Return on Invested Capital-Adjusted (“ROIC-Adjusted”) shall be the average annual return on invested capital for years 2017, 2018 and 2019, where return on invested capital is:

Total Company EBIT-Adjusted*	÷	Average Total Company Net Assets**
*EBIT-Adjusted is defined as earnings excluding interest income, interest expense and income taxes as well as certain additional adjustments. Such adjustments include impairment charges related to goodwill and certain investments, gains or losses on the settlement/extinguishment of obligations and gains or losses on the sale of non-core investments.
**Net Assets will be the average for the year and will exclude:

-	All income tax related accounts

-	Interest and certain dividend related accounts

-	Fresh start accounting goodwill

-	External debt (except capital leases)

-	Pension and OPEB liabilities
Total Shareholder Return (“TSR”) shall be the change in a company’s common stock price on the New York Stock Exchange (or other applicable exchange), plus reinvested dividends, expressed as a percent of the original stock price. For purposes of calculating the starting and ending stock prices for the OEM Peer Group companies and GM, it is the 30 trading day trailing average converted daily to U.S. Dollars prior to and including January 1, 2017 (“Starting Stock Price”) and December 31, 2019 (“Ending Stock Price”). If necessary, TSR will be adjusted to reflect stock splits or other changes to capitalization that occur.